Exhibit 99.1

Astra Awarded Orbital Services Program (OSP)-4 Contract by the Space Force

Contract accelerates rapid and responsive launch for Department of Defense

Alameda, CA. August 9, 2021. Astra Space, Inc. (“Astra”) (Nasdaq: ASTR), today announced the award of the Orbital Services Program (OSP)-4 Indefinite Delivery/Indefinite Quantity (IDIQ) contract from the Rocket Systems Launch Program (RSLP) of the Space Force.

OSP-4 allows for the rapid acquisition of launch services to meet mission requirements for payloads greater than 400 pounds, enabling launch to any orbit within 12-24 months from task order award. Astra’s inclusion in this contract preserves, stimulates and enhances the small launch industrial base and yields the Space Force a more diverse vendor pool in support of the nation’s defense.

 “We need this IDIQ contract to continue to introduce speed, agility, and flexibility into the launch enterprise and continue to cultivate a resilient and affordable launch market.”  said Lt. Col. Justin Beltz, chief of Launch Enterprise’s Small Launch and Targets division.

“It is an honor to serve the United States by building a more resilient space program,” said Martin Attiq, Chief Business Officer of Astra. “This new contract simplifies the process to make responsive launch a critical and credible capability for our nation.”

The Space Force expects to procure from Astra and the other providers under this contract approximately 20 missions in total, over the nine-year ordering period.

About Astra

Astra’s mission is to improve life on Earth from space by creating a healthier and more connected planet. Astra’s first flight to space was within 4 years of its inception, making it the fastest company to reach space. Visit www.astra.com to learn more about Astra.

Safe Harbor Statement

Certain statements made in this press release are “forward-looking statements”. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements reflect the current analysis of existing information and are subject to various risks and uncertainties, As a result, caution must be exercised in relying on forward-looking statements. The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: (i) our failure to meet projected development and launch targets, including as a result of the decisions of governmental authorities or other third parties not within our control; (ii) changes in applicable laws or regulations; (iii) the ability of the Astra to meet its financial and strategic goals, due to, among other things, competition; (iv) the ability of Astra to pursue a growth strategy and manage growth profitability; (v) the possibility that Astra may be adversely affected by other economic, business, and/or competitive factors; (vi) the effect of the COVID-19 pandemic on Astra and (vii) other risks and uncertainties described discussed from time to time in other reports and other public filings with the Securities and Exchange Commission, including our registration statements and quarterly reports.

Media Contact:

Kati Dahm

kati@astra.com

Investor Contact:

Dane Lewis

dane@astra.com